Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces First Quarter 2012 Financial Results and Declares a Dividend of $0.30 Per Share

BOSTON – May 3, 2012 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct capital provider to middle market companies, today announced financial results for its first fiscal quarter ended March 31, 2012. Additionally, THL Credit announced that its Board of Directors has declared a second fiscal quarter 2012 dividend of $0.30 per share payable on June 29, 2012, to stockholders of record as of June 15, 2012, an increase over the prior quarter of $0.01 per share.

HIGHLIGHTS

($ in millions, except per share amounts)
	As of March 31, 2012
Portfolio results
Total assets	$295.3
Investment portfolio, at fair value	$287.5
Net assets	$266.4
Net asset value per share	$13.18
Weighted average yield on investments	14.0%

	Quarter ended March 31, 2012	Quarter ended March 31, 2011
Portfolio activity
Total investments made, at par	$36.7	$42.3
Investments in new portfolio companies, at par	$20.6	$42.3
Number of new portfolio companies	2	5
Number of portfolio companies at end of period	26	17
Operating results
Total investment income	$10.7	$7.1
Net investment income	$6.2	$4.1
Net increase in net assets from operations	$5.7	$4.9
Net investment income per share	$0.31	$0.21
Dividends declared per share	$0.29	$0.23

“We are pleased with our first quarter investments and continue to generate a pipeline of actionable investment opportunities driven by our national origination platform and our reputation as a trusted partner to both our investment sources and our portfolio companies,” said James K. Hunt, chief executive officer of THL Credit. “We have ample liquidity to execute on our transaction flow and we remain steadfast in prudently growing the portfolio through disciplined credit selection. We have begun to increase the outstanding leverage on the balance sheet, which we expect will continue to result in accretive earnings growth in 2012.”

PORTFOLIO AND INVESTMENT ACTIVITY

During the quarter, THL Credit closed on $36.7 million of investments comprised of $20.6 million in two new portfolio companies and $16.1 million in three existing portfolio companies including a refinancing of Food Processing Holdings, LLC (“Food Holdings”) and the funding of revolvers and delayed draw term loan commitments. Activity for the quarter included:

•	$7.1 million investment in the subordinated term loan of Express Courier International, Inc., a provider of same-day courier services in the southern United States, based in Franklin, Tennessee;

•

$13.5 million investment in the subordinated term loan of Trinity Services Group, Inc., a provider of outsourced foodservice programs for correctional facilities across the United States, based in Oldsmar, Florida;

•

Realization of THL Credit’s initial $12.6 million investment in the subordinated term loan of Food Holdings in connection with a refinancing, with the proceeds used toward a subsequent investment of $13.5 million in the new subordinated term loan to the company in support of the acquisition of Sunrise Foods, LLC;

•	Funding of $2.6 million of revolver and delayed draw commitments for Chuy’s OpCo, Inc. and Texas Honing, Inc;

•

Partial realization of the THL Credit’s investment in Charming Charlie, Inc. at par plus a prepayment premium, resulting in proceeds of $3.9 million. THL Credit’s remaining investment of $7.6 million was prepaid in April 2012.

These transactions bring the total fair value of THL Credit’s investment portfolio to $287.5 million across 26 portfolio companies at the end of the quarter. The weighted average yield of the debt and income-producing interests in the investment portfolio at their current cost basis, as of March 31, 2012, was 14.0 percent. The weighted average yield on the debt investments alone at their current cost basis, as of March 31, 2012, was 13.7 percent.

As of March 31, 2012, THL Credit’s investment portfolio at fair value was allocated 32 percent in first lien debt including unitranche investments, 20 percent in second lien debt, 43 percent in subordinated debt, 4 percent in income-producing fund interests and 1 percent in equity.

This compares to its portfolio as of Dec. 31, 2011, which had a fair value of $267.0 million allocated 34 percent in first lien debt, 22 percent in second lien debt, 38 percent in subordinated debt, 5 percent in income-producing fund interests and 1 percent in equity. The weighted average yield of the debt and income-producing fund interests in the investment portfolio at their cost basis as of Dec. 31, 2011, was 14.0 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2011, was 13.8 percent.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended March 31, 2012, was $10.7 million compared with $7.1 million in the prior year. In the first quarter of 2012, total investment income consisted of $10.1 million in interest income (including $0.8 million of PIK interest and $0.1 in prepayment premiums), as well as $0.6 million of other income, mainly related to fees from THL Credit Greenway Fund LLC (“Greenway”). This compares to $7.1 million of total investment income for the three months ended March 31, 2011 which consisted of $6.9 million of interest income (including PIK interest of $0.5 million and prepayment premiums of $0.3 million), and $0.2 million of other income.

The increase in the investment income compared to the same period in the prior year is due to the growth of THL Credit’s investment portfolio and the closing of Greenway in January 2011.

Operating expenses

Operating expenses for the three months ended March 31, 2012, and 2011, were $4.6 million and $2.9 million, respectively. Base management fees for the same periods were $1.0 million and $1.0 million; incentive fees totaled $1.4 million and $0.5 million; administrator expenses were $0.8 million and $0.6 million; other expenses totaled $0.7 million and $0.7 million; and fees and expenses related to THL Credit’s credit facility totaled $0.7 million and $0.1 million, respectively.

The increase in incentive fee expense is due to the growth and performance of the investment portfolio. The increase in administrator and other expenses is due principally to additional resources and related costs to support the Company’s growth. The increase in expenses related to the credit facility is due principally to the timing of the facility closing in March 2011 and the level of borrowings.

Net investment income

Net investment income totaled $6.2 million and $4.1 million, or $0.31 and $0.21 per share, for the three months ended March 31, 2012 and 2011, respectively.

Net change in unrealized appreciation on investments

For the first quarter, THL Credit’s investment portfolio had unrealized depreciation of ($0.5) million in 2012 compared to unrealized appreciation of $0.7 million in 2011. As of March 31, 2012, and Dec. 31, 2011, net unrealized appreciation on investments was $3.4 million and $3.9 million, respectively.

The change in the net change in unrealized appreciation compared to the prior period was driven primarily by the realization of previously unrealized appreciation on Food Holdings in February 2012, changes in the capital market conditions, and in the financial performance of certain portfolio companies.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $5.7 million and $4.9 million, or $0.28 and $0.24 per share, respectively, for the three months ended March 31, 2012 and 2011, respectively.

This increase in net assets from operations is due to the continued growth in net investment income, which is a result of THL Credit’s growing investment portfolio.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2012, THL Credit had cash of $2.1 million. THL Credit’s liquidity and capital resources are derived from its credit facility and cash flows from operations, including investment sales and repayments, and income earned. Its primary use of funds from operations includes making investments in portfolio companies and funding operating expenses it incurs. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from turnover within the portfolio and from future public and private offerings of securities, to finance its investment objectives.

At March 31, 2012, THL Credit had $24.5 million in outstanding borrowings on its credit facility with a weighted average interest rate of 3.75 percent, exclusive of the fee on undrawn commitments. THL Credit borrowed $25.3 million under its revolving credit facility for the quarter ended March 31, 2012 and repaid $5.8 million funds before the end of the quarter from proceeds received from prepayments and investment income. There were no borrowings or repayments for the quarter ended March 31, 2011.

For the quarter ended March 31, 2012, THL Credit’s operating activities used cash of $16.1 million primarily in connection with the purchase of investments, and its financing activities provided cash of $19.5 million from net borrowings and used cash of $6.9 million from the payment of dividends to stockholders.

For the three months ended March 31, 2011, THL Credit’s operating activities used cash of $29.2 million primarily in connection with the purchase of investments, and its financing activities used cash of $6.1 million primarily from the payment of a quarterly dividend distribution to stockholders and financing costs related to the credit facility.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results on May 4, 2012, at 8:30 a.m. Eastern Daylight Time. The conference call will be led by James K. Hunt, chief executive officer, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 70082504. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through July 1, 2012, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 70082504. The replay will also be available on the Company’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	March 31, 2012 (Unaudited)	December 31, 2011
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $284,074,887 and $263,100,758, respectively)	$287,490,955	$266,981,836
Non-controlled, affiliated investments (cost of $12,852 and $10,864, respectively)	12,852	11,496

Total investments at fair value (cost of $284,087,739 and $263,111,622, respectively)	287,503,807	266,993,332
Cash	2,083,151	5,572,753
Deferred financing costs	1,648,854	1,860,484
Interest receivable	2,620,743	1,440,057
Due from affiliate	513,627	511,842
Receivable for paydown of investment	258,621	258,621
Deferred offering costs	379,687	327,267
Prepaid expenses and other assets	256,593	185,075

Total assets	$295,265,083	$277,149,431

Liabilities
Loans payable	$24,500,000	$5,000,000
Accrued incentive fees	2,479,259	2,689,030
Base management fees payable	1,039,310	1,013,048
Accrued expenses	798,317	471,481
Accrued administrator expenses	—	338,569
Due to affiliate	—	20,597

Total liabilities	28,816,886	9,532,725
Net Assets
Preferred stock, par value $0.001 per share, 100,000,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $0.001 per share, 100,000,000 common shares authorized, 20,220,201 and 20,220,200 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	20,220	20,220
Paid-in capital in excess of par	262,289,364	262,289,351
Net unrealized appreciation on investments	3,416,068	3,881,710
Accumulated undistributed net realized gain	—	917,830
Accumulated undistributed net investment income	722,545	507,595

Total net assets	266,448,197	267,616,706

Total liabilities and net assets	$295,265,083	$277,149,431

Net asset value per share	$13.18	$13.24

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended March 31,
	2012	2011
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$10,150,323	$6,879,673
Other income	68,934	98,607
From non-controlled, affiliated investments:
Other income	530,334	80,182

Total investment income	10,749,591	7,058,462
Expenses:
Incentive fees	1,426,248	501,753
Base management fees	1,039,310	991,460
Administrator expenses	823,892	568,065
Credit facility interest and fees	452,833	69,583
Amortization of deferred financing costs	211,630	46,933
Professional fees	205,678	221,468
Other general and administrative expenses	177,327	197,006
Directors’ fees	134,875	134,875
Insurance expenses	105,810	191,608

Total expenses	4,577,603	2,922,751

Net investment income	6,171,988	4,135,711

Net change in unrealized appreciation on:
Non-controlled, non-affiliated investments	(465,010)	748,375
Non-controlled, affiliated investments	(632)	—

Net change in unrealized appreciation	(465,642)	748,375

Net increase in net assets resulting from operations	$5,706,346	$4,884,086

Net investment income per common share:
Basic and diluted	$0.31	$0.21
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.28	$0.24
Weighted average shares of common stock outstanding:
Basic and diluted	20,220,200	20,004,824

ABOUT THL CREDIT

THL Credit is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles and Houston. THL Credit invests primarily in junior capital securities, including subordinated debt and second lien secured debt, which junior capital may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit may also selectively invest in first lien secured loans. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Michael Henson

212-687-8080

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